Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172899 of Duke Energy Corporation on Form S-8 of our report dated June 21, 2012, relating to the Statement of Net Assets Available for Benefits of Progress Energy 401(k) Savings & Stock Ownership Plan (the Plan), appearing in this Annual Report on Form 11-K of Progress Energy 401(k) Savings & Stock Ownership Plan as of December 31, 2012.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
June 21, 2013